UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2013

Cadence Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33103	41-2142317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12481 High Bluff Drive, Suite 200

San Diego, California 92130

(Address of principal executive offices, including zip code)

(858) 436-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 14, 2013, Ms. Laureen DeBuono accepted an appointment to fill a vacancy on Cadence Pharmaceuticals, Inc.’s (the “Company”) Board of Directors (the “Board”). Based upon the recommendation of the Board’s Nominating/Corporate Governance Committee, Ms. DeBuono was appointed as a Class I director, with an initial term expiring at the 2016 annual meeting of the Company’s stockholders. Ms. DeBuono, who was also appointed to the Board’s Audit Committee, has been determined by the Board to be independent within the meaning of the independent director standards of the Securities and Exchange Commission and under the Nasdaq Stock Market qualification standards.

In connection with her appointment to the Board, Ms. DeBuono will be entitled to receive compensation consistent with that of the Company’s other non-employee directors under the Company’s Director Compensation Policy, as such policy may be amended from time to time. In accordance with the Director Compensation Policy, Ms. DeBuono will be granted options to purchase 37,500 shares of the Company’s common stock for her service as a director.

There are no other arrangements or understandings between Ms. DeBuono and any other person pursuant to which she was selected to serve on the Board. There are no transactions in which the Company is a party and in which Ms. DeBuono has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADENCE PHARMACEUTICALS, INC.

By:	/s/ William R. LaRue
William R. LaRue
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Date: August 15, 2013